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CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 (File No. 333-77383) of (i) our report dated February 26, 1999, on our audits of the financial statements and financial statement schedules of Kimco Realty Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and (ii) our report dated January 26, 1999, on our audit of the combined historical summary of revenues and certain operating expenses of certain acquired properties (the "Fourth 1998 and 1999 Acquired Properties") for the year ended December 31, 1997. We also consent to the references to our firm under the caption "Experts."

                                                      PricewaterhouseCoopers LLP

New York, New York
May 19, 1999